                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                         Date of Report:  June 19, 1996
                Date of Earliest Event Reported:  July 24, 1995



                           TELE-COMMUNICATIONS, INC.
        ---------------------------------------------------------------
            (Exact name of Registrant as specified in its charters)


                               State of Delaware
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


         0-20421                                         84-1260157
- ----------------------------                ------------------------------------
  (Commission File Number)                  (I.R.S. Employer Identification No.)


         5619 DTC Parkway
        Englewood, Colorado                                80111
- --------------------------------------              --------------------
(Address of principal executive offices)                 (Zip Code)


      Registrant's telephone number, including area code:  (303) 267-5500

Item 5.  Other Events.
- ------   ------------

(a) As of July 24, 1995, TCI Communications, Inc. ("TCIC") and Tele-Communications, Inc. ("TCI") entered into certain agreements with Viacom Inc. ("Viacom") and certain subsidiaries of Viacom pursuant to which TCIC would acquire all of the then outstanding shares of common stock of a subsidiary of Viacom ("VII Cable") which, at the time of such acquisition will own Viacom's cable systems and related assets (the "VII Cable Acquisition").

     The transaction has been structured as a tax-free reorganization in which VII Cable will initially transfer all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). VII Cable will also transfer to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and VII Cable. Following these transfers, VII Cable will retain cable assets with an estimated value at closing of approximately $2.3 billion and the obligation to repay the Loan Proceeds borrowed under the Loan Facility. Repayment of the Loan Proceeds will be non-recourse to Viacom and New Viacom Sub.

     Viacom will offer to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of VII Cable ("VII Cable Class A Stock"). The Exchange Offer will be subject to a number of conditions, including a condition (the "Minimum Condition") that sufficient tenders are made of Viacom Common Stock that permit the number of shares of VII Cable Class A Stock issued pursuant to the Exchange Offer to equal the total number of shares of VII Cable Class A Stock issuable in the Exchange Offer.

     Immediately following the completion of the Exchange Offer, TCIC will acquire from VII Cable shares of VII Cable Class B Common Stock in exchange for $350 million (which will be used to reduce VII Cable's obligations under the Loan Facility). At the time of such acquisition, the VII Cable Class A Stock received by Viacom stockholders pursuant to the Exchange Offer will automatically convert into a series of senior cumulative exchangeable preferred stock (the "Exchangeable Preferred Stock") of VII Cable with a stated value of $100 per share (the "Stated Value"). The terms of the Exchangeable Preferred Stock, including its dividend, redemption and exchange features, will be designed to cause the Exchangeable Preferred Stock, in the opinion of two investment banks, to initially trade at the Stated Value. The Exchangeable Preferred Stock will be exchangeable, at the option of the holder commencing after the fifth anniversary of the date of issuance, for shares of Series A TCI Group common stock ("Parent Common Stock"). The Exchangeable Preferred Stock will also be redeemable, at the option of VII Cable, after the fifth anniversary of the date of issuance, and will be subject to mandatory redemption on the tenth anniversary of the date of issuance at a price equal to the Stated Value per share plus accrued and unpaid dividends, payable in cash or, at the election of VII Cable, in shares of Parent Common Stock, or in any combination of the foregoing. If insufficient tenders are made by Viacom stockholders in the Exchange Offer to permit the Minimum Condition to be satisfied, Viacom will extend the Exchange Offer for up to 15 business days and, during such extension, TCI and Viacom are to negotiate in good faith to determine mutually acceptable terms and conditions for the Exchangeable Preferred Stock and the Exchange Offer that each believes in good faith will cause the Minimum Condition to be fulfilled and that would cause the Exchangeable Preferred Stock to trade at a price equal to the Stated Value immediately following the expiration of the Exchange Offer. In the event the Minimum Condition is not thereafter met, TCI and Viacom will each have the right to terminate the transaction. In addition, either party may terminate the transaction if the Exchange Offer has not commenced by June 24, 1996 or expired by July 24, 1996.

- ------   -----------------------

     Consummation of the transaction is subject to a number of conditions, including the satisfaction or waiver of all of the conditions of the Exchange Offer. Accordingly, no assurance can be given that the transaction will be consummated.

(b) On June 19, 1996, TCI announced the proposed distribution (the "Distribution") by TCI to the holders of shares of the TCI Group Common Stock of all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Distribution, Satellite will be a Delaware corporation and a direct wholly owned subsidiary of TCI. The Distribution will be effected as a tax-free dividend to, and will not involve the payment of any consideration by, the holders of TCI Group Common Stock. Prior to the Distribution, TCI will cause to be transferred to Satellite, or one or more of Satellite's subsidiaries, certain assets and businesses (and the related liabilities) of the TCI Group constituting all of TCI's interests in the business of distributing multichannel programming services in the United States direct to the home via medium power or high power broadcast satellite, including the rental and sale of customer premises equipment relating thereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
- -------  -------------------------------------------------------------------

(a)  Financial Statements
     --------------------

     VII Cable:

       Unaudited Interim Combined Financial Statements:
          Combined Statements of Operations for the three months
           ended March 31, 1995 and 1996
          Combined Balance Sheets as of December 31, 1995 and
           March 31, 1996
          Combined Statements of Cash Flows for the three months ended
           March 31, 1995 and 1996
          Notes to Combined Financial Statements

       Audited Combined Financial Statements:
          Report of Independent Accountants
          Combined Statements of Operations for the years ended
           December 31, 1993, 1994 and 1995
          Combined Balance Sheets as of December 31, 1994 and 1995 Combined Statements of Cash Flows for the years ended
           December 31, 1993, 1994 and 1995
          Notes to Combined Financial Statements

(b)  Pro Forma Financial Information
     -------------------------------

     TCI Communications, Inc. and Subsidiaries:

          Condensed Pro Forma Combined Balance Sheet,
           March 31, 1996 (unaudited)
          Condensed Pro Forma Combined Statement of Operations,
           Three months ended March 31, 1996 (unaudited)
          Condensed Pro Forma Combined Statement of Operations,
           Year ended December 31, 1995 (unaudited)
          Notes to Condensed Pro Forma Combined Financial Statements,
           March 31, 1996 (unaudited)

(c)  Exhibits
     --------

     (2) Parents Agreement, dated as of July 24, 1995, among Viacom, Inc., Tele-Communications, Inc. and TCI Communications, Inc.
          Subscription Agreement, dated as of July 24, 1995, among Viacom
            International, Inc., Tele-Communications, Inc. and TCI Communications, Inc.
          Implementation Agreement, dated as of July 24, 1995, between Viacom
            International, Inc. and Viacom International Services, Inc.
               Incorporated herein by reference to the Registrants' Current
                  Report on Form 8-K dated July 26, 1995

     (23) Consent of Price Waterhouse LLP

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  July 19, 1996



                                    TELE-COMMUNICATIONS, INC.
                                    (Registrant)



                                    By:/s/ Stephen M. Brett
                                       ---------------------------------------
                                       Stephen M. Brett
                                        Executive Vice President

                                   VII CABLE

                         COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    AT MARCH 31, 1996 AND DECEMBER 31, 1995
                        AND FOR THE THREE MONTHS ENDED
                       MARCH 31, 1996 AND MARCH 31, 1995

                                   VII CABLE

                       COMBINED STATEMENTS OF OPERATIONS

                       (UNAUDITED; DOLLARS IN THOUSANDS)


                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                    -------------------
                                                    1996           1995
                                                    ----           ----
Revenues........................................ $116,599       $105,872

Expenses:
  Operating (Note 4)............................   51,730         46,379
  Selling, general and administrative (Note 4)..   24,236         21,339
  Depreciation and amortization.................   21,807         19,913
                                                  -------        -------
    Total expenses..............................   97,773         87,631
                                                  -------        -------

Operating income................................   18,826         18,241

Other income (expense):
  Interest expense (Note 4).....................  (11,958)       (12,057)
  Other items, net (Note 6).....................    1,829         28,801
                                                  -------        -------

Earnings before income taxes....................    8,697         34,985

  Provision for income taxes....................   (5,154)       (15,284)
  Equity in loss of affiliated companies,
    net of tax..................................     (153)           (67)
                                                  -------        -------

Net earnings....................................  $ 3,390        $19,634
                                                  =======        =======

                  See notes to combined financial statements.

                                   VII CABLE

                            COMBINED BALANCE SHEETS

                       (UNAUDITED; DOLLARS IN THOUSANDS)


                                                                  MARCH 31, 1996     DECEMBER 31, 1995
                                                                  --------------     -----------------
ASSETS
Current assets:
  Cash..........................................................    $    3,540          $    2,294
  Receivables, less allowances of $1,659 (1996) and
    $1,689 (1995) (Note 4)......................................        11,444              14,333
  Other current assets..........................................         2,986               3,342
                                                                     ---------           ---------
      Total current assets......................................        17,970              19,969
                                                                     ---------           ---------

Property and equipment:
  Land..........................................................         5,909               5,470
  Buildings.....................................................        20,505              20,347
  Distribution systems..........................................       566,676             549,553
  Equipment and other...........................................       169,656             171,958
                                                                     ---------           ---------
                                                                       762,746             747,328
  Less accumulated depreciation.................................      (340,436)           (327,684)
                                                                     ---------           ---------
      Net property and equipment................................       422,310             419,644
                                                                     ---------           ---------

Intangibles, at amortized cost..................................       556,659             561,229
Other assets....................................................        67,912              65,971
                                                                     ---------           ---------
                                                                    $1,064,851          $1,066,813
                                                                     =========           =========

LIABILITIES AND VIACOM EQUITY INVESTMENT
Current liabilities:
  Accounts payable (Note 4).....................................    $   28,211          $   28,380
  Accrued expenses (Note 4).....................................        31,129              30,613
  Accrued compensation..........................................         6,514               8,152
  Deferred taxes................................................        13,173              12,501
  Other current liabilities.....................................         1,263               1,477
                                                                     ---------           ---------
      Total current liabilities.................................        80,290              81,123
                                                                     ---------           ---------

Deferred taxes..................................................        61,698              60,452
Long-term debt (Note 3).........................................        57,000              57,000
Other liabilities...............................................        11,044              11,131

Commitments and contingencies (Note 5)

Viacom equity investment (Note 2)...............................       854,819             857,107
                                                                     ---------           ---------
                                                                    $1,064,851          $1,066,813
                                                                     =========           =========

                  See notes to combined financial statements.

                                   VII CABLE

                       COMBINED STATEMENTS OF CASH FLOWS

                       (UNAUDITED; DOLLARS IN THOUSANDS)

                                                                               THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                            ------------------------
                                                                            1996                1995
                                                                            ----                ----
Operating activities:
  Net earnings........................................................     $  3,390           $ 19,634
  Adjustments to reconcile net earnings to net cash flow
   from operating activities:
   Depreciation and amortization......................................       21,807             19,913
   Gain on sale of marketable securities..............................           --            (26,902)
   Decrease in receivables............................................        2,889              5,643
   Increase (decrease) in accounts payable and
      accrued expenses................................................       (1,505)             2,286
   Other, net.........................................................        2,274                660
                                                                           --------           --------
      Net cash flow from operating activities.........................       28,855             21,234
                                                                           --------           --------

Investing activities:
   Capital expenditures...............................................      (19,866)           (22,087)
   Proceeds from sale of marketable securities........................           --             27,001
   Investments in and advances to affiliated companies................       (2,045)            (1,719)
   Other, net.........................................................          (20)                11
                                                                           --------           --------
       Net cash flow from investing activities........................      (21,931)             3,206
                                                                           --------           --------

Financing activities:
   Distributions to Viacom............................................     (125,312)          (145,468)
   Distributions from Viacom..........................................       97,319             89,970
   Allocated charges from Viacom......................................       22,315             31,212
                                                                           --------           --------
       Net cash flow from financing activities........................       (5,678)           (24,286)
                                                                           --------           --------

Net increase in cash..................................................        1,246                154
Cash at beginning of period...........................................        2,294              3,011
                                                                           --------           --------
Cash at end of period.................................................    $   3,540          $   3,165
                                                                           ========           ========

                  See notes to combined financial statements.

                                   VII CABLE
                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (UNAUDITED; DOLLARS IN THOUSANDS)


NOTE 1 - BASIS OF PRESENTATION

On July 24, 1995, Viacom Inc. ("Viacom"), Viacom International Inc. (after giving effect to the First Distribution as defined below, "VII Cable"), a wholly owned subsidiary of Viacom, and Viacom International Services Inc. ("New VII"), a wholly owned subsidiary of VII Cable, entered into certain agreements (the "Transaction Agreements") with Tele-Communications, Inc. ("TCI") and a subsidiary of TCI ("TCI Sub"), providing for, among other things, the conveyance of Viacom International Inc.'s non-cable assets and liabilities to New VII, the distribution of all of the common stock of New VII to Viacom (the "First Distribution"), the Exchange Offer (as defined below) and the issuance to TCI Sub of all of the Class B Common Stock of VII Cable. Viacom will commence an exchange offer (the "Exchange Offer") pursuant to which Viacom shareholders may exchange shares of Viacom Class A or Class B Common Stock for shares of VII Cable Class A Common Stock. The First Distribution will not occur until the date of consummation of the Exchange Offer.

Prior to the consummation of the Exchange Offer, Viacom International Inc. will enter into a $1.7 billion credit agreement. Proceeds from such credit agreement will be transferred by Viacom International Inc. to New VII as part of the First Distribution. Viacom also entered into a definitive agreement with TCI under which TCI Sub, through a capital contribution of $350 million in cash, will purchase all of the shares of Class B Common Stock of VII Cable immediately following the consummation of the Exchange Offer. At that time, the shares of Class A Common Stock of VII Cable will convert into shares of cumulative redeemable exchangeable preferred stock (the "Preferred Stock"). The Preferred Stock will be exchangeable after the fifth anniversary of issuance at the holders' option for TCI Class A Common Stock.

National Amusements, Inc. ("NAI"), which owns approximately 25% of Viacom Class A and Class B Common Stock on a combined basis as of March 31, 1996, will not participate in the Exchange Offer. The Exchange Offer and related transactions are subject to several conditions, including regulatory approvals, receipt of a tax ruling and consummation of the Exchange Offer.

On October 13, 1995, TCI Sub (as buyer) and Prime Cable of Fort Bend, L.P. and Prime Cable Income Partners, LP (as sellers) executed asset and stock purchase and sale agreements providing for the sale of certain cable television systems serving the greater Houston Metropolitan Area for a total base purchase price of $301 million, subject to adjustments. On December 18, 1995, TCI Sub assigned all of its rights, remedies, title and interest in, to and under such agreements to a majority-owned investee of InterMedia Partners Southeast ("IMP"). On May 8, 1996, IMP consummated the transactionunder the Houston purchase agreements. After consummation of the VII Cable transaction, IMP intends to swap its Houston cable system for VII Cable's Nashville cable system. The swap is intended to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code. As of March 31, 1996, the net book value of VII Cable's Nashville cable system was $106,828.

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (UNAUDITED; DOLLARS IN THOUSANDS)


The accompanying unaudited combined financial statements and related notes reflect the carve-out historical results of operations and financial position of the cable television business of Viacom and have been prepared pursuant to the rules of the Securities and Exchange Commission. The unaudited combined financial statements reflect, in the opinion of management, all normal recurring adjustments necessary for a fair statement of financial position and results of operations of VII Cable. These unaudited combined financial statements should be read in conjunction with the audited combined financial statements of VII Cable for the three years ended December 31, 1995. These combined financial statements are not necessarily indicative of results that would have occurred if VII Cable had been a separate stand-alone entity during the periods presented or of future results of VII Cable.

NOTE 2 - VIACOM EQUITY INVESTMENT

An analysis of the Viacom equity investment activity is as follows:

Balance as of December 31, 1995...............     $857,107
Net earnings..................................        3,390
Cash distributions to Viacom..................     (125,312)
Cash distributions from Viacom................       97,319
Allocated charges from Viacom.................       22,315
                                                   --------
Balance as of March 31, 1996..................     $854,819
                                                   ========

Viacom funds the working capital requirements of its businesses based upon a centralized cash management system. Viacom equity investment includes accumulated equity as well as any payables and receivables due to/from Viacom resulting from cash transfers and other intercompany activities.

NOTE 3 - LONG-TERM DEBT

During 1994, Viacom International Inc. and certain of its subsidiaries (the "Subsidiary Borrowers") entered into a $311 million credit agreement (the "Credit Agreement"), of which $57 million was entered into by Viacom Cablevision of Dayton Inc. ("Dayton"), which is included in the combined financial statements for VII Cable. In the event that Dayton ceases to be a wholly owned subsidiary of Viacom or VII Cable, the $57 million of borrowings shall be due and payable on the date on which Dayton ceases to be such a wholly owned subsidiary. As a result of the transactions described in Note 1, New VII will assume Dayton's obligation under the credit agreement, and such amount will be repaid.

NOTE 4 - RELATED PARTY TRANSACTIONS

Viacom provides VII Cable with certain general services, including insurance, legal, financial and other corporate functions. Charges for these services have been primarily made based on the

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (UNAUDITED; DOLLARS IN THOUSANDS)


average of certain specified ratios of revenues, operating income and net assets. Management believes that the methodologies used to allocate these charges are reasonable. The charges for such services for the three months ended March 31, 1996 and March 31, 1995 were $3,017 and $2,055, respectively. These charges are included in selling, general and administrative expenses.

In addition to the interest expense recorded by VII Cable on borrowings under the credit agreement described in Note 3, Viacom has allocated interest expense for the three months ended March 31, 1996 and March 31, 1995 of $11,421 and $11,651, respectively, related to Viacom corporate debt to VII Cable on the basis of a percentage of VII Cable's average net assets to Viacom's average net assets. Management believes that the methodology used to allocate these charges is reasonable.

VII Cable, through the normal course of business, is involved in transactions with companies owned by or affiliated with Viacom. VII Cable has agreements to distribute television programs of such companies, including Showtime Networks Inc., MTV Networks, Comedy Central and USA Networks. The agreements require VII Cable to pay license fees based upon the number of customers receiving the service. Program license fees incurred under these agreements for the three months ended March 31, 1996 and March 31, 1995 were $8,639 and $6,877, respectively. These amounts are included in operating expenses. In addition, cooperative advertising expenses charged to affiliated companies for the three months ended March 31, 1996 and March 31, 1995 were $106 and $195, respectively. Related party receivables, included in receivables, were $291 and $572 at March 31, 1996 and December 31, 1995, respectively. Related party liabilities, included in accounts payable, were $2,655 and $1,176 at March 31, 1996 and December 31, 1995, respectively. Related party liabilities, included in accrued expenses, were $2,918 and $2,645 at March 31, 1996 and December 31, 1995, respectively.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"). In 1993, 1994 and 1995 the Federal Communication Commission (the "FCC") issued and subsequently clarified regulations implementing the rate regulation provisions of the Cable Act. As a result of the Cable Act, VII Cable's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are set utilizing either FCC benchmarks and increase formulas, or cost of service methodologies; equipment and installation charges are based on actual costs.

VII Cable believes that it has complied in all material respects with the provisions of the Cable Act. However, VII Cable's rates for Regulated Services are subject to review by appropriate local franchise authorities or, if a complaint is filed, the FCC. If as a result of such review a cable television system can not substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund a portion of the excess rates received.

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (UNAUDITED; DOLLARS IN THOUSANDS)


Management believes the amount of refund, if any, would not have a material effect on VII Cable's combined financial position, results of operations or cash flows.

On February 8, 1996, the Telecommunications Act of 1996 (the "Act") was signed into law. The Act eases regulation of the cable and telephone businesses while opening each of them to increased competition. The Act deregulates expanded basic tiers of cable programming, such as VII Cable's Satellite Value Package, after March 31, 1999. It expands the existing definition of "effective competition" which, when it occurs with respect to a particular cable system, results in the deregulation of that cable system's rates. The Act repeals the statutory ban against telephone companies and certain utility companies from providing video programming in their own service areas as either cable systems, common carriers or newly created "open video systems". Additionally, the Act substantially preempts state and local regulations barring cable operators and others from providing local telephone services and requires telephone companies to negotiate with new telephone service providers with respect to the interoperationality of each of their systems.

During July 1991, VII Cable received reassessments from ten California counties of its real and personal property, related to the June 1987 acquisition by NAI, which could result in substantially higher California property tax liabilities. VII Cable is appealing the reassessments. At March 31, 1996 and December 31, 1995, VII Cable had paid $43,389 and $43,245, respectively, related to real and personal property taxes which have been recorded as an excess property tax receivable included in other assets.

VII Cable is involved in various claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, will have a material adverse effect on VII Cable's financial position, results of operations or cash flows.

In the ordinary course of business, VII Cable enters into long-term affiliation agreements with programming services which require that VII Cable continues to carry and pay for programming and meet certain performance requirements.

NOTE 6 - OTHER ITEMS, NET

For 1995 other items, net, principally reflects a pre-tax gain of $26.9 million from the sale of marketable securities.

                                   VII CABLE

                         COMBINED FINANCIAL STATEMENTS

                       AT DECEMBER 31, 1995 AND 1994 AND
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

               [LETTERHEAD OF PRICE WATERHOUSE LLP APPEARS HERE]

REPORT OF INDEPENDENT ACCOUNTANTS

February 14, 1996

To the Board of Directors and
Stockholders of Viacom International Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of VII Cable (as defined in Note 1 to the financial statements) at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. The financial statements are the responsibility of Viacom International Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in the notes to the combined financial statements, effective January 1, 1993, VII Cable adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Effective January 1, 1994, VII Cable adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".


/s/ PRICE WATERHOUSE LLP

                                   VII CABLE

                       COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)



                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                             1995          1994         1993
                                                                             ----          ----         ----
Revenues...............................................................    $442,170      $404,499      $414,786

Expenses:
  Operating (Note 6)...................................................     191,082       170,779       156,270
  Selling, general and administrative (Note 6).........................      88,488        99,935       101,347
  Depreciation and amortization........................................      81,774        76,343        73,354
                                                                           --------      --------      --------
     Total expenses....................................................     361,344       347,057       330,971
                                                                           --------      --------      --------
Operating income.......................................................      80,826        57,442        83,815

Other income (expense):

  Interest expense (Note 6)............................................     (48,524)      (38,050)      (33,417)
  Other items, net (Note 10)...........................................      34,305         6,982        77,736
                                                                           --------      --------      --------
Earnings before income taxes and cumulative effect of
  change in accounting principle.......................................      66,607        26,374       128,134

  Provision for income taxes (Note 7)..................................     (32,849)      (17,680)      (45,276)
  Equity in earnings (loss) of affiliated companies,
    net of tax (Note 3)................................................         (44)          452           997
                                                                           --------      --------      --------
Net earnings before cumulative effect of change in accounting
  principle............................................................      33,714         9,146        83,855
  Cumulative effect of change in accounting principle (Note 7).........          --            --        13,536
                                                                           --------      --------      --------

Net earnings...........................................................    $ 33,714      $  9,146      $ 97,391
                                                                           ========      ========      ========

                  See notes to combined financial statements.

                                   VII CABLE

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                              -------------
                                                                                         1995               1994
                                                                                         ----               ----
ASSETS
Current assets:
  Cash............................................................................   $    2,294          $    3,011
  Receivables, less allowances of $1,689 (1995) and $1,251 (1994)
     (Note 6).....................................................................       14,333              12,655
  Marketable securities available-for-sale........................................           --              24,730
  Other current assets............................................................        3,342               3,065
                                                                                     ----------          ----------
    Total current assets..........................................................       19,969              43,461
                                                                                     ----------          ----------
Property and equipment:
  Land............................................................................        5,470               5,447
  Buildings.......................................................................       20,347              19,479
  Distribution systems............................................................      549,553             472,938
  Equipment and other.............................................................      171,958             147,680
                                                                                     ----------          ----------
                                                                                        747,328             645,544
  Less accumulated depreciation...................................................      327,684             280,511
                                                                                     ----------          ----------
    Net property and equipment....................................................      419,644             365,033
                                                                                     ----------          ----------
Intangibles, at amortized cost....................................................      561,229             578,072
Other assets......................................................................       65,971              53,868
                                                                                     ----------          ----------
                                                                                     $1,066,813          $1,040,434
                                                                                     ==========          ==========

LIABILITIES AND VIACOM EQUITY INVESTMENT
Current liabilities:
  Accounts payable (Note 6).......................................................   $   28,380          $   24,975
  Accrued expenses (Note 6).......................................................       30,613              32,623
  Accrued compensation............................................................        8,152              10,154
  Deferred taxes (Note 7).........................................................       12,501              19,904
  Other current liabilities.......................................................        1,477               1,112
                                                                                     ----------          ----------
    Total current liabilities.....................................................       81,123              88,768
                                                                                     ----------          ----------

Deferred taxes (Note 7)...........................................................       60,452              59,750
Long-term debt (Note 4)...........................................................       57,000              57,000
Other liabilities.................................................................       11,131              10,976

Commitments and contingencies (Note 8)

Viacom equity investment (Note 5).................................................      857,107             823,940
                                                                                     ----------          ----------
                                                                                     $1,066,813          $1,040,434
                                                                                     ==========          ==========

                  See notes to combined financial statements.

                                   VII CABLE

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                               YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------
                                                                          1995           1994           1993
                                                                          ----           ----           ----
Operating activities:
  Net earnings......................................................    $ 33,714       $  9,146       $ 97,391
  Adjustments to reconcile net earnings to net cash flow
    from operating activities:
    Depreciation and amortization...................................      81,774         76,343         73,354
    Gain on sale of marketable securities...........................     (26,902)            --        (17,437)
    Gain on sale of Viacom Cablevision of Wisconsin, Inc............          --             --        (55,007)
    Cumulative effect of change in accounting principle.............          --             --        (13,536)
    Increase in receivables.........................................      (1,678)        (4,315)        (3,005)
    Increase (decrease) in accounts payable and
      accrued expenses..............................................        (242)        (1,085)        14,895
    Other, net......................................................      (2,070)        (2,197)         2,134
                                                                         -------        -------        -------
Net cash flow from operating activities.............................      84,596         77,892         98,789
                                                                         -------        -------        -------

Investing activities:
  Capital expenditures..............................................    (117,966)       (99,198)       (79,341)
  Proceeds from sale of marketable securities.......................      27,001             --         18,140
  Proceeds from dispositions........................................          --          1,430         94,429
  Investments in and advances to affiliated companies...............      (7,336)       (12,765)            --
  Other, net........................................................      (1,613)          (315)           158
                                                                         -------        -------        -------
Net cash flow from investing activities.............................     (99,914)      (110,848)        33,386
                                                                         -------        -------        -------

Financing activities:
  Distributions to Viacom...........................................    (505,265)      (434,002)      (508,257)
  Distributions from Viacom.........................................     409,264        392,896        317,078
  Allocated charges from Viacom.....................................     110,602         75,221        105,390
  Principal repayment of long-term debt.............................          --             --        (49,018)
                                                                         -------        -------        -------
Net cash flow from financing activities.............................      14,601         34,115       (134,807)
                                                                         -------        -------        -------

Net increase (decrease) in cash.....................................        (717)         1,159         (2,632)
Cash at beginning of year...........................................       3,011          1,852          4,484
                                                                         -------        -------        -------
Cash at end of year.................................................   $   2,294      $   3,011      $   1,852
                                                                         =======        =======        =======

                  See notes to combined financial statements.

                                   VII CABLE
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)


NOTE 1 - BASIS OF PRESENTATION

On July 24, 1995, Viacom Inc. ("Viacom"), Viacom International Inc. (after giving effect to the First Distribution as defined below, "VII Cable"), a wholly owned subsidiary of Viacom, and Viacom International Services Inc. ("New VII"), a wholly owned subsidiary of VII Cable, entered into certain agreements (the "Transaction Agreements") with Tele-Communications, Inc. ("TCI") and a subsidiary of TCI ("TCI Sub"), providing for, among other things, the conveyance of Viacom International Inc.'s non-cable assets and liabilities to New VII, the distribution of all of the common stock of New VII to Viacom (the "First Distribution"), the Exchange Offer (as defined below) and the issuance to TCI Sub of all of the Class B Common Stock of VII Cable. Viacom will commence an exchange offer (the "Exchange Offer") pursuant to which Viacom shareholders may exchange shares of Viacom Class A or Class B Common Stock for shares of VII Cable Class A Common Stock. The First Distribution will not occur until the date of consummation of the Exchange Offer.

Prior to the consummation of the Exchange Offer, Viacom International will enter into a $1.7 billion credit agreement. Proceeds from such credit agreement will be transferred by Viacom International Inc. to New VII as part of the First Distribution. Viacom also entered into a definitive agreement with TCI under which TCI Sub, through a capital contribution of $350 million in cash, will purchase all of the shares of Class B Common Stock of VII Cable immediately following the consummation of the Exchange Offer. At that time, the shares of Class A Common Stock of VII Cable will convert into shares of cumulative redeemable exchangeable preferred stock (the "Preferred Stock"). The Preferred Stock will be exchangeable after the fifth anniversary of issuance at the holders' option for TCI Class A Common Stock.

National Amusements, Inc. ("NAI"), which owns approximately 25% of Viacom Class A and Class B Common Stock on a combined basis, will not participate in the Exchange Offer. The Exchange Offer and related transactions are subject to several conditions, including regulatory approvals, receipt of a tax ruling and consummation of the Exchange Offer.

VII Cable owns and operates cable television systems in five geographic regions, including the San Francisco and Northern California area, Salem, Oregon, Seattle, Washington and the Greater Puget Sound area, Nashville, Tennessee and Dayton, Ohio. Substantially all of VII Cable's revenues are earned from subscriber fees for primary and premium subscription services, the rental of converters and remote control devices, and installation fees. Additional revenues are derived from the sale of advertising, pay-per-view programming fees, payments received from revenue-sharing arrangements in respect of products sold through home shopping services, and the leasing of fiber optic capacity in three of VII Cable's franchise areas to partnerships (in which VII Cable has an equity interest) engaged in the provision of competitive access telephone services.

On October 13, 1995, TCI Sub (as buyer) and Prime Cable of Fort Bend, L.P. and Prime Cable Income Partners, LP (as sellers) executed asset and stock purchase and sale agreements

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


providing for the sale of certain cable television systems serving the greater Houston Metropolitan Area for a total base purchase price of $301 million, subject to adjustments. On December 18, 1995, TCI Sub assigned all of its rights, remedies, title and interest in, to and under such agreements to a majority-owned investee of InterMedia Partners Southeast ("IMP"). After consummation of the VII Cable transaction, IMP's majority-owned investee intends to swap its Houston cable system for VII Cable's Nashville cable system. The swap is intended to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could subsequently differ from those estimates.

The accompanying financial statements and related notes reflect the carve-out historical results of operations and financial position of the cable television business of Viacom. These financial statements are not necessarily indicative of results that would have occurred if VII Cable had been a separate stand-alone entity during the periods presented or of future results of VII Cable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination
The combined financial statements include the accounts of VII Cable and all investments of more than 50% in subsidiaries. All significant intercompany transactions with combined entities have been eliminated. Investments in affiliated companies over which VII Cable has significant control or ownership of more than 20% but less than or equal to 50% are accounted for under the equity method. Investments of 20% or less are accounted for under the cost method. Investments in affiliates are included in Other assets.

Property and Equipment
Property and equipment, including construction in progress, is stated at cost. Inventory, which consists primarily of construction material, is recorded at the lower of weighted average cost or market. Construction in progress and inventory are included in equipment and other. VII Cable capitalizes interest costs associated with certain qualifying assets. The total amount of interest costs capitalized was $1,884 (1995), $839 (1994) and $372 (1993). Repairs and
maintenance are charged to operations, and renewals and additions are capitalized. Upon the normal retirement of distribution system components, the cost is charged to accumulated depreciation with no effect on net earnings. For all other retirements, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Depreciation expense is computed principally on a straight-line method over estimated useful lives of 9-15 years for distribution systems, 4-10 years for machinery and equipment and 28-30 years for buildings. Depreciation expense was $63,092 (1995), $57,826 (1994) and $54,754 (1993).

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


Intangibles
Intangible assets primarily consist of the cost of acquired businesses in excess of the fair value of tangible assets and liabilities acquired attributable to the NAI leveraged buyout of Viacom International Inc. in June 1987. Such assets are amortized on a straight-line basis over estimated useful lives of up to 40 years. In addition, VII Cable has franchise rights to operate cable television systems in various towns and political subdivisions within its service areas. The cost of successful franchise applications are capitalized and amortized over the life of the related franchise agreement. Franchise lives generally range from 10 to 25 years with various dates of expiration. VII Cable evaluates the realizability of intangibles on an ongoing basis in light of changes in business conditions, events or circumstances that may indicate the potential impairment of intangible assets. Accumulated amortization of intangible assets was $157,407 and $138,739 at December 31, 1995 and 1994, respectively.

Revenue Recognition
Subscriber fees are recognized in the period the service is provided.

Provision for Doubtful Accounts
The provision for doubtful accounts charged to expense was $7,362 (1995), $6,178, (1994) and $7,250 (1993).

Financial Instruments
VII Cable's carrying value of financial instruments approximates fair value. The most significant financial instruments are debt and marketable securities available-for-sale.

During the first quarter of 1994, VII Cable adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, investments classified as available-for-sale are carried at fair value and unrealized holding gains and losses during the period are recorded as a component of equity. The cumulative effect of the change in accounting principle is recorded, net of tax, as a component of equity. Prior to the adoption of SFAS 115, marketable equity securities held by VII Cable were reported at the lower of cost or market. During February 1995, VII Cable sold its marketable securities available-for-sale, resulting in a pre-tax gain of $26,902 which is in Other items, net.

Recent Accounting Pronouncements
During 1995, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which VII Cable will be required to adopt in 1996. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. VII Cable has evaluated the impact of SFAS 121 and it will not have a significant effect on VII Cable's combined financial position or results of operations.

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


During 1995, the FASB issued Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for compensation costs related to stock option plans and other forms of stock based compensation plans as an alternative to the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25. Companies who do not elect the new method of accounting for 1996 will be required to provide pro forma disclosures as if the fair value based method had been applied. VII Cable has not determined which method they will elect.

NOTE 3 - EQUITY IN EARNINGS OF AFFILIATED COMPANIES

Equity in earnings of affiliated companies is primarily comprised of VII Cable's general partnership interests in Northwest Cable Advertising (50% owned), Bay Cable Advertising (33 1/3% owned), TCG San Francisco ("TCGSF") (23% owned), TCG Seattle ("TCGS") (22% owned) and Prime Sports Northwest Network ("Prime Sports") (40% owned).

The principal business of Northwest Cable Advertising and Bay Cable Advertising (the "Advertising Affiliates") is the sale of advertising on cable television systems owned by VII Cable, its general partners and other cable television operators. In exchange for providing advertising airtime, the Advertising Affiliates pay VII Cable affiliate fees, calculated in accordance with affiliation agreements. Revenues from Advertising Affiliates were $7,264
(1995), $6,302 (1994) and $5,225 (1993).  Affiliate fees receivable were $2,069 and $1,293 at December 31, 1995 and 1994, respectively.

TCGSF and TCGS were formed on January 1, 1994 for the purpose of investing in and operating communication facilities. These partnerships lease communication network facilities from VII Cable, which are financed and constructed by VII Cable. TCI through certain of its affiliates is a general partner in these two partnerships. VII Cable's lease revenues were $1,299 (1995) and $484 (1994). Receivables were $1,046 and $2,944 at December 31, 1995 and 1994, respectively.

The principal business of Prime Sports is to provide a television sports programming service in the northwest United States. In exchange for programming, Prime Sports receives program license revenue from cable television operators including its general partners. VII Cable incurred program license fees under this agreement of $3,347 (1995), $1,962 (1994) and $1,849 (1993).
Accounts payable were $280 at December 31, 1995, accrued expenses were $282 and $169 at December 31, 1995 and 1994, respectively. During January 1995, VII Cable entered into an agreement to sell its 40% partnership interest in Prime Sports to a subsidiary of Liberty Media Corporation ("Liberty"), an affiliate of TCI, for sales proceeds of approximately $9 million. Prime Sports is a partnership between VII Cable and Liberty. Net assets of Prime Sports were approximately $4.6 million at December 31, 1995.

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


Summarized aggregated financial information for the affiliated companies discussed above is as follows:

                                              YEAR ENDED DECEMBER 31,
                                          ----------------------------
                                            1995       1994     1993
                                            ----       ----     ----
Results of operations:
Revenues ..............................   $60,235   $49,142   $36,499
Operating income (loss) ...............    (3,912)      117     4,729
Net earnings (loss) ...................    (3,894)      (57)    4,842


                                                   DECEMBER 31,
                                               -----------------
                                               1995         1994
                                               ----         ----
Financial position:
Current assets ........................       $21,840    $32,828
Noncurrent assets .....................        87,267     54,118
Current liabilities ...................        14,555     12,262
Noncurrent liabilities ................        11,705     13,219
Partners' equity ......................        82,847     61,465


NOTE 4 - LONG-TERM DEBT

During 1994, Viacom International Inc., and certain of its subsidiaries (the "Subsidiary Borrowers") entered into a $311 million credit agreement (the "Credit Agreement"), of which $57 million was entered into by Viacom Cablevision of Dayton Inc. ("Dayton"), which is included in the combined financial statements for VII Cable.

The Credit Agreement is an 8-year term loan maturing on July 1, 2002. Dayton is required to pay interest on the borrowings based upon Citibank, N.A.'s base rate or the London Interbank Offered Rate ("LIBOR") and is affected by Viacom's credit rating. At December 31, 1995 and 1994, LIBOR (upon which the subsidiary borrowing rate was based) was 6.0% and 6.25% respectively. Viacom guarantees obligations under the Credit Agreement.

The Credit Agreement contains certain covenants which, among other things, require that the Subsidiary Borrowers maintain certain financial ratios and impose on the Subsidiary Borrowers certain limitations on substantial asset sales and mergers with any other company in which an affiliate of Viacom is not the surviving entity. The Credit Agreement contains certain customary events of default and provides that it is an event of default if NAI fails to own at least 51% of the outstanding voting stock of Viacom. The Company is in compliance with all debt covenants.

In the event that Dayton ceases to be a wholly owned subsidiary of Viacom or VII Cable, the $57 million of borrowings shall be due and payable on the date on which Dayton ceases to be such a wholly owned subsidiary. As a result of the transactions described in Note 1, New VII will assume Dayton's obligation under the Credit Agreement, and such amount will be repaid.

                                  VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


Under a prior credit agreement with Viacom, $49 million of debt was entered into by Viacom Cablevision of Wisconsin, Inc. This amount was repaid in connection with the sale of this cable system on January 1, 1993.

NOTE 5 - VIACOM EQUITY INVESTMENT

An analysis of the Viacom equity investment activity is as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------
                                                                   1995         1994         1993
                                                                   ----         ----         ----
Balance as of the beginning of the year ....................     $823,940     $765,531    $753,929
Net earnings ...............................................       33,714        9,146      97,391
Cash distributions to Viacom ...............................     (505,265)    (434,002)   (508,257)
Cash distributions from Viacom .............................      409,264      392,896     317,078
Allocated charges from Viacom ..............................      110,602       75,221     105,390
Unrealized holding gains on marketable
   securities available-for-sale, net of tax ...............      (15,148)      15,148          --
                                                                 --------     --------    --------
Balance as of the end of the year ..........................     $857,107     $823,940    $765,531
                                                                 ========     ========    ========

Viacom funds the working capital requirements of its businesses based upon a centralized cash management system. Viacom equity investment includes accumulated equity as well as any payables and receivables due to/from Viacom resulting from cash transfers and other intercompany activity. The following is a summary of the allocated charges from Viacom that are reflected in the foregoing analysis of Viacom equity investment activity:


                                                                        YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------
                                                                    1995         1994        1993
                                                                    ----         ----        ----
Interest allocation ........................................      $46,363      $35,681     $31,191
Overhead allocation ........................................       13,492       16,849      20,260
Income tax allocation ......................................       30,035        9,188      37,020
Salaries and benefits payments .............................       11,293       11,625      10,103
Other ......................................................        9,419        1,878       6,816
                                                                 --------      -------    --------
Allocated charges from Viacom ..............................     $110,602      $75,221    $105,390
                                                                 ========      =======    ========

NOTE 6 - RELATED PARTY TRANSACTIONS

Viacom provides VII Cable with certain general services, including insurance, legal, financial and other corporate functions. Charges for these services have been primarily made based on the average of certain specified ratios of revenues, operating income and net assets. Management believes that the methodologies used to allocate these charges are reasonable. The charges for such services were $13,492 (1995), $16,849 (1994) and $20,260 (1993) and are
included in selling, general and administrative expenses.

                                   VII CABLE
              NOTES TO COMBINED FINANACIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


In addition to the interest expense recorded by VII Cable on the borrowings under the credit agreements described in Note 4, Viacom allocated interest expense of $46,363 (1995), $35,681 (1994) and $31,191 (1993) related to the
Viacom corporate debt. The additional interest is allocated based on a percentage of VII Cable's average net assets to Viacom's average net assets. Management believes that the methodology used to allocate these charges is reasonable.

VII Cable, through the normal course of business, is involved in transactions with companies owned by or affiliated with Viacom. VII Cable has agreements to distribute television programs of such companies, including Showtime Networks Inc., MTV Networks, Comedy Central, USA Networks and Lifetime (prior to its sale by Viacom on April 1, 1994). The agreements require VII Cable to pay license fees based upon the number of customers receiving the service. Program license fees incurred under these agreements were $30,694 (1995), $28,582 (1994) and $23,785 (1993). These amounts are included in operating expenses. In addition, cooperative advertising expenses charged to affiliated companies were $1,350
(1995), $1,181 (1994) and $597 (1993). Related party accounts receivable, included in receivables, were $572 and $562 at December 31, 1995 and 1994, respectively. Related party liabilities, included in accounts payable, were $1,176 and $1,128 at December 31, 1995 and 1994, respectively. Related party liabilities, included in accrued expenses, were $2,645 and $2,508 at December 31, 1995 and 1994, respectively.

NOTE 7 - INCOME TAXES

Viacom International Inc. has been included in consolidated federal, state and local income tax returns filed by Viacom. However, the tax expense reflected in the Combined Statements of Operations and tax liabilities reflected in the Combined Balance Sheets have been prepared on a separate return basis as though VII Cable had filed stand-alone income tax returns. The current income tax liabilities for the periods presented have been satisfied by Viacom. These amounts have been reflected in Viacom equity investment in the Combined Balance Sheets. In connection with the transactions described in Note 1, Viacom has agreed to indemnify VII Cable against income tax assessments, if any, arising from federal, state or local tax audits for periods in which VII Cable was a member of Viacom's consolidated tax group.

During the first quarter of 1993, VII Cable adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") on a prospective basis and recognized an increase to earnings of $13,536 in 1993 as the cumulative effect of a change in accounting principle. SFAS 109 mandates the liability method for computing deferred income taxes.

Earnings accounted for under the equity method of accounting are shown net of tax on the Combined Statements of Operations.

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


Components of the provision for income taxes are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                ----------------------------
                                                  1995      1994      1993
                                                  ----      ----      ----
Federal:
   Current ................................    $ 25,894   $ 6,018  $ 31,381
   Deferred ...............................       2,546     8,534     8,366

State and local:
   Current ................................       4,171     2,868     4,975
   Deferred ...............................         238       260       554
                                                -------   -------   -------

Provision for income taxes on
   operating income .......................      32,849    17,680    45,276

Provision (benefit) for income taxes
   on earnings of affiliated companies ....         (30)      301       664
                                                -------   -------   -------
    Total provision for income taxes ......    $ 32,819  $ 17,981  $ 45,940
                                                =======   =======   =======

A reconciliation of the U.S. Federal statutory tax rate to VII Cable's effective tax rate on operating income before income taxes is as follows:


                                                   YEAR ENDED DECEMBER 31,
                                                   ------------------------
                                                   1995      1994      1993
                                                   ----      ----      ----
Statutory U.S. tax rate ...................        35.0%     35.0%     35.0%
Amortization of goodwill ..................         9.5      23.3       4.8
State and local taxes, net of federal
   tax benefit ............................         4.4       8.1       3.0
Basis differential on assets sold .........         --        --       (8.7)
Effect of change in tax rate ..............         --        --        1.1
Other, net ................................         0.4       0.6       0.1
                                                   ----      ----      ----
           Effective tax rate .............        49.3%     67.0%     35.3%
                                                   ====      ====      ====

                                   VII CABLE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                            (DOLLARS IN THOUSANDS)



The following is a summary of the deferred tax accounts in accordance with SFAS 109:

                                                           DECEMBER 31,
                                                        ------------------
                                                         1995        1994
                                                        ------      ------
Current deferred tax (assets) liabilities:

    Property taxes ..............................      $13,230     $10,576
    Marketable securities available-for-sale ....           --       9,483
    Other .......................................         (729)       (155)
                                                       -------     -------
Net current deferred tax liabilities ............       12,501      19,904
                                                       -------     -------

Noncurrent deferred tax (assets) liabilities:

    Fixed asset basis differences ...............       60,558      59,902
    Other .......................................         (106)       (152)
                                                       -------     -------
Net noncurrent deferred tax liabilities .........       60,452      59,750
                                                       -------     -------
Deferred tax liabilities ........................      $72,953     $79,654
                                                       =======     =======

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

   Minimum annual rental commitments at December 31, 1995 under noncancellable operating leases for office space and equipment are as follows:

                  1996 .............................. $ 4,161
                  1997 ..............................   3,272
                  1998 ..............................   2,931
                  1999 ..............................   2,361
                  2000 ..............................   1,628
                  Thereafter ........................   1,837
                                                      -------
                  Total minimum lease payments ...... $16,190
                                                      =======

   Rent expense was $7,704 (1995), $7,670 (1994) and $7,299 (1993).

   On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"). In 1993, 1994 and 1995 the Federal Communication Commission (the "FCC") issued and subsequently clarified regulations implementing the rate regulation provisions of the Cable Act. As a result of the Cable Act, VII Cable's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are set utilizing either FCC benchmarks and increase formulas, or cost of service methodologies; equipment and installation charges are based on actual costs.

   VII Cable believes that it has complied in all material respects with the provisions of the Cable Act. However, VII Cable's rates for Regulated Services are subject to review by appropriate local

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


franchise authorities or, if a complaint is filed, the FCC. If as a result of such review a cable television system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund a portion of the excess rates received. Management believes the amount of refund, if any, would not have a material effect on VII Cable's combined financial position, results of operations or cash flows.

On February 8, 1996, the President signed into law the Telecommunications Act of 1996 (the "Act") which among other things eases regulation of the cable and telephone businesses while opening each of them to increased competition. The Act deregulates expanded basic tiers of cable programming, such as VII Cable's Satellite Value Package, after March 31, 1999. It also deregulates any cable system that becomes subject to "effective competition" from a telephone company which provides comparable services by any means (except direct broadcast satellite). The Act repeals the statutory ban against telephone companies providing video programming in their own service areas as either cable systems, common carriers or newly created "open video systems." Additionally, the Act preempts state and local regulations barring cable operators and others from providing local telephone services and requires telephone companies to negotiate with new telephone service providers with respect to the interoperationality of each of their systems.

During July 1991, VII Cable received reassessments from ten California counties of its real and personal property, related to the June 1987 acquisition by NAI, which could result in substantially higher California propery tax liabilities. VII Cable is appealing the reassessments. At December 31, 1995 and 1994, VII Cable had paid $43,245 and $36,581, respectively, related to real and personal property taxes which have been recorded as an excess property tax receivable included in Other assets.

VII Cable is involved in various claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, will have a material adverse effect on VII Cable's financial position, results of operations or cash flows.

In the ordinary course of business, VII Cable enters into long-term affiliation agreements with programming services which require that VII Cable continues to carry and pay for programming and meet certain performance requirements.

NOTE 9 - PENSION PLANS AND OTHER EMPLOYEE BENEFITS

Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of VII Cable. Retirement benefits are based principally on years of service and salary. Viacom has allocated charges for pension expense of $1,134 (1995), $1,574 (1994) and $1,392 (1993). Information
on the amount of actuarial present value of benefit obligations, fair value of plan assets and pension costs is not provided as such information is not maintained separately for employees of VII Cable. Further, the obligation for pension benefits earned prior to the consummation of the Exchange Offer will be retained by Viacom. All employees of VII Cable will be fully vested upon the Exchange Offer.

                                   VII CABLE
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


Viacom also provides other employee benefits to VII Cable's employees, including certain medical and dental insurance costs and contributions to a 401(K) savings plan, at an allocated cost of $4,177 (1995), $4,364 (1994) and $4,387 (1993). In addition, certain executives of VII Cable participate in non-compensatory stock option plans of Viacom. There were no grants of stock options during 1995.

NOTE 10 - OTHER ITEMS, NET

During 1995, Other items, net principally reflects a pre-tax gain of $26,902 from the sale of marketable securities.

As part of the settlement of the antitrust lawsuit filed by Viacom against Time Warner, Viacom sold all the stock of Viacom Cablevision of Wisconsin, Inc. to Warner Communications Inc. ("Warner"). This transaction was effective on January 1, 1993. As consideration for the stock, Warner paid the sum of $45,429 plus repayment of debt under the then current Viacom credit agreement in the amount of $49,000, resulting in a pre-tax gain of approximately $55,007 reflected in Other items, net. Also reflected in this line item is the net gain of $17,437 from sales of a portion of an investment held at cost in 1993.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

               Condensed Pro Forma Combined Financial Statements

                                 March 31, 1996
                                  (unaudited)



     The following unaudited condensed pro forma combined balance sheet of TCI, dated as of March 31, 1996, assumes that the VII Cable Acquisition (see note 1), and the Distribution (see note 2) had occurred as of such date.

     The following unaudited condensed pro forma combined statement of operations of TCI for the three months ended March 31, 1996 assumes that the VII Cable Acquisition and the Distribution had occurred as of January 1, 1995.

     The following unaudited condensed pro forma combined statement of operations of TCI for the year ended December 31, 1995 assumes that the VII Cable Acquisition, the Distribution and the acquisition of a 51% ownership interest in Cablevision S.A. and certain affiliated companies (collectively "Cablevision") (the "Cablevision Acquisition") (see note 3) had occurred as of January 1, 1995.

     The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the VII Cable Acquisition, the Distribution and the Cablevision Acquisition had occurred as of January 1, 1995. These condensed pro forma combined financial statements of TCI should be read in conjunction with the historical financial statements and the related notes thereto of TCI.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Condensed Pro Forma Combined Balance Sheet
                                  (unaudited)

                                                                           March 31, 1996
                                           ------------------------------------------------------------------------

                                               TCI         VII Cable     Pro forma         Satellite         TCI
                                           Historical    Historical(1)  adjustments(1)  Distribution(2)   Pro forma
                                           -----------   ------------   -------------   ---------------   ---------
Assets                                                                  amounts in millions
- ------

Cash, receivables and other
  current assets                            $ 1,063             18          1,700  (4)       (38)            1,043
                                                                           (1,700) (5)

Note receivable from Satellite                   --             --             --            603               603

Investment in affiliates and Turner
  Broadcasting System, Inc., and
  related receivables                         3,357             --             --            (18)            3,339

Property and equipment, net of
  accumulated depreciation                    7,812            422             (3) (5)    (1,000)            7,231


Franchise costs, intangibles and
  other assets, net of amortization          14,776            625            (45) (5)        (5)           16,768
                                                                            1,417  (6)
                                           --------       --------        -------        -------           -------
                                            $27,008          1,065          1,369           (458)           28,984
                                           ========       ========        =======        =======           =======
Liabilities and Stockholders' Equity
- ------------------------------------
Payables and accruals                       $ 2,078             80            (26) (5)      (548)            1,584

Debt                                         13,170             57            (57) (5)        --            14,870
                                                                            1,700  (4)
Deferred income taxes                         4,787             62             --            (15)            4,834

Other liabilities                               195             11            (12) (5)        --               194
                                           --------       --------        -------        -------           -------
          Total liabilities                  20,230            210          1,605           (563)           21,482
                                           --------       --------        -------        -------           -------

Minority interests                              919             --            619  (7)        --             1,538

Redeemable preferred stock                      655             --             --             --               655


Company-obligated mandatorily redeem-
  able preferred securities of
  subsidiary trust holding
  solely subordinated debt
  securities of TCIC                            508             --             --             --               508

Stockholders' equity:
  Preferred Stock                                --             --             --             --                --
  Viacom equity investment                       --            855           (855) (8)        --                --
  TCI Group Series A common stock               684             --             --             --               684
  TCI Group Series B common stock                85             --             --             --                85
  Liberty Media Group Series A
    common stock                                146             --             --             --               146
  Liberty Media Group Series B
    common stock                                 21             --             --             --                21
  Additional paid-in capital                  4,316             --             --            105             4,421
  Cumulative foreign currency
    translation adjustment                      (16)            --             --             --               (16)
  Unrealized holding gains for
    available-for sale securities               314             --             --             --               314
  Accumulated deficit                          (540)            --             --             --              (540)
  Treasury stock                               (314)            --             --             --              (314)
                                           --------       --------        -------        -------           -------
                                              4,696            855           (855)           105             4,801
                                           --------       --------        -------        -------           -------
                                            $27,008          1,065          1,369           (458)           28,984
                                           ========       ========        =======        =======           =======

See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)

                                                               Three months ended March 31, 1996
                                           --------------------------------------------------------------------------

                                               TCI         VII Cable     Pro forma          Satellite          TCI
                                           Historical    Historical(1)  adjustments(1)    Distribution(2)   Pro forma
                                           -----------   ------------   -------------     ---------------   ---------
                                                                      amounts in millions
Revenue                                      $1,959             116              --            (100)           1,975

Operating, cost of sales, selling, general
   and administrative expenses,
   compensation relating to stock
   appreciation rights                        (1,413)           (76)             --             103           (1,386)

Depreciation and amortization                   (370)           (22)             (9) (9)         26             (375)
                                              -------           ---           -----       ---------         ---------

      Operating income                           176             18              (9)             29              214

Interest expense                                (261)           (12)            (19) (13)        --             (292)

Interest and dividend income                      10             --              --              --               10

Share of losses of  affiliates, net              (62)            --              --              --              (62)

Other income, net                                 18              2              (7) (14)        --               13
                                             -------            ---           -----       ---------         --------

      Earnings (loss) before income
         taxes                                  (119)             8             (35)             29             (117)

Income tax benefit  (expense)                     33             (5)              8  (15)       (12)              24
                                             -------            ---           -----       ---------         --------

         Net earnings (loss)                     (86)             3             (27)             17              (93)


Dividend requirement on redeemable
   preferred stocks                               (9)            --              --              --               (9)
                                             -------            ---           -----       ---------         --------

      Net earnings (loss) attributable to
         common shareholders                 $   (95)             3             (27)             17             (102)
                                             =======            ===           =====       =========         ========

Primary earnings (loss) attributable to
   common shareholders per common
   and common equivalent share:
      TCI Group Series A and Series B
         common stock                        $  (.17)                                                           (.18) (16)
                                             =======                                                         =======

      Liberty Media Group Series A and
         Series B common stock               $   .09                                                             .09  (16)
                                             =======                                                         =======

See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)

                                                                 Year ended December 31, 1995
                                 -------------------------------------------------------------------------------------------

                                     TCI        VII Cable      Cablevision        Pro forma         Satellite        TCI
                                 Historical   Historical (1)  Historical (3)  adjustments(1)(3)  Distribution(2)  Pro forma
                                 ----------   --------------  --------------  -----------------  ---------------  ----------
                                                                    amounts in millions

Revenue                             $ 6,851             442              52          (2) (5)          (207)           7,136

Operating, cost of sales,
   selling, general and
   administrative expenses,
   compensation relating to
   stock appreciation rights
   and restructuring
   charges                           (4,937)           (279)            (34)         --                232           (5,018)

Depreciation and amortization        (1,372)            (82)             (2)        (44) (9)            59           (1,441)
                                    -------         -------          ------       -----             ------           ------

      Operating income (loss)           542              81              16         (46)                84              677

Interest expense                     (1,010)            (48)             --          (3) (10)           --           (1,154)
                                                                                     (4) (11)
                                                                                     (5) (12)
                                                                                    (84) (13)

Interest and dividend income             52              --              --          --                 --               52

Share of earnings (losses) of
   affiliates, net                     (193)             --              --          --                  9             (184)

Gains                                   337              --              --          --                 --              337

Other expense, net                      (19)             34              --         (26) (14)           --              (38)
                                                                                    (27) (5)
                                    -------         -------          ------       -----             ------           ------

      Earnings (loss) before
         income taxes                  (291)             67              16        (195)                93             (310)

Income tax benefit (expense)            120             (33)             (5)         52 (15)(5)        (37)              97
                                    -------         -------          ------       -----             ------           ------

         Net earnings (loss)           (171)             34              11        (143)                56             (213)

Dividend requirement on
   redeemable preferred stocks          (34)             --              --          --                 --              (34)
                                    -------         -------          ------       -----             ------           ------

      Net earnings (loss)
       attributable to common
       shareholders                 $  (205)             34              11        (143)                56             (247)
                                    =======         =======          ======       =====             ======           ======

Loss attributable to common
   shareholders per common share:
      TCI Class A and Class B
         common stock               $  (.11)                                                                          (.15) (17)
                                    =======                                                                          ======
      TCI Group Series A and
         Series B common stock      $  (.16)                                                                          (.18) (17)
                                    =======                                                                          ======
      Liberty Media Group Series
         A and Series B common
         stock                      $  (.16)                                                                          (.16) (17)
                                    =======                                                                          ======

See accompanying notes to unaudited condensed pro forma combined financial statements.

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

          Notes to Condensed Pro Forma Combined Financial Statements

                                 March 31, 1996
                                  (unaudited)


(1) In July, 1995, TCIC and TCI entered into certain agreements with Viacom and certain subsidiaries of Viacom pursuant to which TCIC would acquire all of the then outstanding shares of common stock of VII Cable which, at the time of such acquisition, will own Viacom's cable systems and related assets.

     The transaction has been structured as a tax-free reorganization in which VII Cable will initially transfer all of its non-cable assets, as well as all of its liabilities other than current liabilities, to New Viacom Sub. VII Cable will also transfer to New Viacom Sub the Loan Proceeds of the Loan Facility to be arranged by TCIC, TCI and VII Cable. Following these transfers, VII Cable will retain cable assets with an estimated value at closing of approximately $2.3 billion and the obligation to repay the Loan Proceeds borrowed under the Loan Facility. Repayment of the Loan Proceeds will be non-recourse to Viacom and New Viacom Sub.

     Viacom will offer to the holders of shares of Viacom Common Stock the opportunity to exchange a portion of their shares of Viacom Common Stock for shares of VII Cable Class A Stock. The Exchange Offer will be subject to a number of conditions, including the Minimum Condition that sufficient tenders are made of Viacom Common Stock that permit the number of shares of VII Cable Class A Stock issued pursuant to the Exchange Offer to equal the total number of shares of VII Cable Class A Stock issuable in the Exchange Offer.

     Immediately following the completion of the Exchange Offer, TCIC will acquire from VII Cable shares of VII Cable Class B Common Stock in exchange for $350 million (which will be used to reduce VII Cable's obligations under the Loan Facility). At the time of such acquisition, the VII Cable Class A Stock received by Viacom stockholders pursuant to the Exchange Offer will automatically convert into the Exchangeable Preferred Stock of VII Cable with a stated value of $100 per share. The terms of the Exchangeable Preferred Stock, including its dividend, redemption and exchange features, will be designed to cause the Exchangeable Preferred Stock, in the opinion of two investment banks, to initially trade at the Stated Value. If insufficient tenders are made by Viacom stockholders in the Exchange Offer to permit the Minimum Condition to be satisfied, Viacom will extend the Exchange Offer for up to 15 business days and, during such extension, TCI and Viacom are to negotiate in good faith to determine mutually acceptable terms and conditions for the Exchangeable Preferred Stock and the Exchange Offer that each believes in good faith will cause the Minimum Condition to be fulfilled and that would cause the Exchangeable Preferred Stock to trade at a price equal to the Stated Value immediately following the expiration of the Exchange Offer. In the event the Minimum Condition is not thereafter met, TCI and Viacom will each have the right to terminate the transaction. In addition, either party may terminate the transaction if the Exchange Offer has not commenced by June 24, 1996 or expired by July 24, 1996.
                                                                     (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

          Notes to Condensed Pro Forma Combined Financial Statements


     The cost to acquire VII Cable following the consummation of the Exchange Offer has been assumed to be approximately $2.3 billion, consisting of the Loan Proceeds and the $619 million estimated aggregate par value of the VII Cable Exchangeable Preferred Stock. Any change in the estimated aggregate par value of the VII Cable Exchangeable Preferred Stock will result in corresponding changes in the pro forma amounts of franchise costs, the related amortization thereof, the aggregate par value of the VII Cable Exchangeable Preferred Stock and the related dividends thereon. An increase in the estimated aggregate par value of the VII Cable Exchangeable Preferred Stock of $10 million will result in an increase in amortization expense of $250,000 and an increase in annual dividend requirements by VII Cable of $425,000 based upon an estimated useful life of 40 years and an annual dividend rate of 4.25%. The accompanying unaudited pro forma condensed combined statements of operations do not reflect potential cost savings attributable to (i) economics of scale which may be realized in connection with purchases of programming and equipment or (ii) consolidation of certain operating and administrative functions including the elimination of duplicative facilities and personnel.

(2) On June 19, 1996, TCI announced the Distribution by TCI to the holders of shares of the TCI Group Common Stock of all of the issued and outstanding common stock of Satellite. At the time of the Distribution, Satellite will be a Delaware corporation and a direct wholly owned subsidiary of TCI. The Distribution will be effected as a tax-free dividend to, and will not involve the payment of any consideration by, the holders of TCI Group Common Stock. Prior to the Distribution, TCI will cause to be transferred to Satellite, or one or more of Satellite's subsidiaries, certain assets and businesses (and the related liabilities) of the TCI Group constituting all of TCI's interests in the business of distributing multichannel programming services in the United States direct to the home via medium power or high power broadcast satellite, including the rental and sale of customer premises equipment relating thereto.

     In connection with the Distribution, it is anticipated that the intercompany balance owed by Satellite to TCIC will be converted into a note payable to TCIC the terms of which have not yet been determined. The accompanying pro forma financial statements reflect the assumed conversion of such intercompany balance as well as the elimination of the estimated assets, liabilities, revenue and expenses of Satellite. The intercompany balance is based upon historical amounts. However, it is expected that TCIC will continue to make capital expenditures on behalf of Satellite and, as such, the intercompany balance can be expected to increase through the date of the Distribution. The Satellite financial information subject to adjustment upon the finalization of the historical financial statements of Satellite.

(3) On April 25, 1995, TCI consummated the Cablevision Acquisition for an aggregate purchase price of $286 million. The purchase price was paid with cash consideration of approximately $199 million (including a previously paid deposit of $20 million) and the Company's issuance of approximately $87 million in secured negotiable promissory notes payable (the "Cablevision Notes"). The Company has an option during the two year period ended April 25, 1997 to increase its ownership interest in Cablevision to 80% at a cost per subscriber similar to the initial purchase price. The exercise of such option has not been reflected in the accompanying condensed pro forma combined financial statements.

     All amounts presented with respect to Cablevision are stated in U.S. dollars. During the periods covered by the accompanying condensed pro forma financial statements, an exchange rate of one U.S. dollar to one Argentine peso was maintained by the Argentine government.

(4) Reflects the borrowing of the Loan Proceeds ($1.7 billion) under the Loan Facility. Scheduled maturities of the Loan through December 31, 2000 are assumed to be $300 million (1996), none (1997), $30 million (1998), $110 million (1999) and $135 million (2000).

(5) Reflects the conveyance to New Viacom Sub of the Loan Proceeds, existing bank debt of $57 million and certain other nonmaterial assets, liabilities and related results of operations of VII Cable, including for the year ended December 31, 1995, a pre-tax gain of $27 million from the sale of marketable securities and a provision for income taxes of $11 million.
                                                                     (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

          Notes to Condensed Pro Forma Combined Financial Statements

(6) The cost to acquire VII Cable following the consummation of the Exchange Offer will be allocated to the assets and liabilities acquired according to their respective fair values, with any excess being treated as franchise costs. The valuations and other studies which will provide the basis for the allocation of the cost to acquire VII Cable following consummation of the Exchange Offer have not yet been performed. Because the valuations and other studies will not be performed until after the Exchange Offer occurs, the purchase accounting adjustments made in connection with the development of the unaudited condensed pro forma combined financial statements are preliminary. The entire purchase price in excess of the book value of VII Cable's assets and liabilities has been attributed to franchise costs. The approximately $1.4 billion pro forma excess of unallocated acquisition costs as of March 31, 1996 is being amortized over 40 years at a rate of $35 million per year. To the extent that the excess purchase price over book value is allocated to property and equipment or other assets, including identifiable intangibles with lives of less than 40 years, depreciation and amortization will increase and, on an after-tax basis, net loss will increase. Although the Company cannot estimate the potential increase in depreciation nor amortization, it may be significant. The Company estimates the average useful life of property and equipment to be approximately 12.5 years. In addition, the Company does not believe that there are substantial intangible assets which will require amortization over periods less that 12.5 years. As a result, the Company does not believe that any allocation of purchase price to other assets should be expected to result in an amortization period less than 12.5 years. VII Cable has estimated, that for every $100 million allocated to property and equipment or to other assets including identifiable intangibles, and assuming an average life of 12.5 years, depreciation and amortization would increase by $5.5 million per year over such 12.5 year period.

(7) Reflects the estimated aggregate par value of the VII Cable Exchangeable Preferred Stock.

(8)  Represents the elimination of VII Cable's historical equity.

(9) Represents depreciation and amortization of VII Cable's and Cablevision's allocated excess purchase prices based upon weighted average lives of 12-1/2 years for property and equipment for Cablevision and 40 years for franchise costs for VII Cable and 20 years for franchise costs for Cablevision.

(10) Represents assumed interest expense on the $87 million principal amount of the Cablevision Notes, calculated at an assumed interest rate of 10.0% per annum.

(11) Represents additional interest expense on assumed indebtedness of Cablevision. Such additional interest expense was not reflected in the historical financial statements of Cablevision as the related borrowings were not utilized to support the assets acquired by the Company. The pro forma adjustment assumes that Cablevision's April 25, 1995 borrowings ($77 million including capital lease obligations) were outstanding since January 1, 1995 and that such borrowings bore interest at 14.5% per annum.

(12) Represents assumed interest expense incurred by the Company on the borrowings of $179 million to pay the remaining cash portion of the Cablevision purchase price. Such interest expense was calculated at the Company's weighted average interest rate of 8.l% for the year ended December 31, 1995.
                                                                     (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

          Notes to Condensed Pro Forma Combined Financial Statements

(13) Represents assumed additional interest expense (after taking into consideration interest expense reflected in the historical VII Cable operations) incurred by the Company on the borrowings of the Loan Proceeds. Solely for the purposes of this presentation, the Company has assumed an interest rate of 7.41% and 7.78% for the three months ended March 31, 1996 and for the year ended December 31, 1995, respectively, based upon historical interest rates adjusted for anticipated terms of the Loan Facility.

(14) Reflects an assumed 4.25% cumulative annual dividend on the $619 million of VII Cable Exchangeable Preferred Stock included in minority share of losses of consolidated subsidiaries. Solely for the purposes of this presentation the shares of the VII Cable Exchangeable Preferred Stock are assumed to pay dividends at a rate of 4.25% per annum. The assumed dividend rate was derived from the actual rate for a market comparable preferred security recently issued by TCIC. A change in the assumed dividend rate of 1/8% will result in a change in preferred stock dividend requirements and pro forma net loss of $774,000.

(15) Reflects the estimated income tax effect of the pro forma adjustments. The effective income tax rate on a pro forma basis is adversely affected by the amortization of excess acquisition costs, which are assumed not to be deductible for tax purposes.

(16) Reflects loss per common share based upon 659.3 million weighted average shares and 164.8 million weighted average shares of TCI Group and Liberty Media Group, respectively, at March 31, 1996. Such amounts represent the weighted average shares disclosed in TCI's historical financial statements.


(17) Reflects loss per common share based upon 648.2 million weighted average shares, 656.4 million weighted average shares and 164.1 million weighted average shares of Tele-Communications, Inc. from January 1, 1995 through August 10, 1995, TCI Group from August 11, 1995 through December 31, 1995 and Liberty Media Group from August 11, 1995 through December 31, 1995, respectively. Such amounts represent TCI's weighted average shares, as disclosed in its historical financial statements.

                                  "TCI Group"

               Condensed Pro Forma Combined Financial Statements

                                 March 31, 1996
                                  (unaudited)



     The following unaudited condensed pro forma combined balance sheet of TCI Group, dated as of March 31, 1996, assumes that the VII Cable Acquisition (see note 1) and the Distribution (see note 2) had occurred as of such date.

     The following unaudited condensed pro forma combined statement of operations of TCI Group for the three months ended March 31, 1996 assumes that the VII Cable Acquisition and the Distribution had occurred as of January 1, 1995.

     The following unaudited condensed pro forma combined statement of operations of TCI Group for the year ended December 31, 1995 assumes that the VII Cable Acquisition, the Distribution and the Cablevision Acquisition (see note 3) had occurred as of January 1, 1995.

     The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the VII Cable Acquisition and the Cablevision Acquisition had occurred as of January 1, 1995. These condensed pro forma combined financial statements of TCI Group should be read in conjunction with the historical financial statements and the related notes thereto of TCI Group.

                                  "TCI GROUP"

                   Condensed Pro Forma Combined Balance Sheet
                                  (unaudited)

                                                                              March 31, 1996
                                        -------------------------------------------------------------------------------------
                                         TCI Group          VII Cable          Pro forma            Satellite           TCI
                                         Historical        Historical(1)     Adjustments(1)      Distribution(2)      Pro forma
                                         ----------        ------------      --------------      --------------      ---------
Assets                                                                    amounts in millions
- ------
Cash, receivables and other
 current assets                          $   721              18               1,700  (4)             (38)              701
                                                                              (1,700) (5)
Note receivable from Satellite                --              --                  --                  603               603

Investment in affiliates and
 related receivables                       2,061              --                  --                  (18)            2,043

 Property and equipment, net of
 accumulated depreciation                  7,610             422                  (3) (5)          (1,000)            7,029

Franchise costs, intangibles and
 other assets, net of amortization        14,060             625                 (45) (5)              (5)           16,052

                                                                               1,417  (6)
                                         -------           -----               -----              -------            ------
                                         $24,452           1,065               1,369                 (458)           26,428
                                         =======           =====               =====              =======            ======
Liabilities and Stockholders' Equity
- ------------------------------------

Payables and accruals                    $ 1,727              80                 (26) (5)            (548)            1,233

Debt                                      12,940              57                 (57) (5)              --            14,640
                                                                               1,700  (4)

Deferred income taxes                      4,568              62                  --                  (15)            4,615

Other liabilities                            179              11                 (12) (5)              --               178
                                         -------           -----               -----              -------           -------

   Total liabilities                      19,414             210               1,605                 (563)           20,666
                                         -------           -----               -----              -------            ------

Minority interests                           827              --                 619  (7)              --             1,446

Redeemable preferred stock                   655              --                  --                   --               655

Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely sub-
 ordinated debt securities of TCIC           508              --                  --                   --               508

Stockholders' equity:
 Viacom equity investment                    --              855                (855) (8)              --                --
 Combined equity                          3,046               --                  --                  105             3,151
 Cumulative foreign currency
  translation adjustment                    (16)              --                  --                   --               (16)
 Unrealized holding gains for
  available-for sale securities              28               --                  --                   --                28
 Due from Liberty Media Group               (10)              --                  --                   --               (10)
                                        -------            -----              ------              -------            ------
                                          3,048              855                (855)                 105             3,153
                                        -------            -----              ------              -------            ------
                                        $24,452            1,065               1,369                 (458)           26,428
                                        =======            =====              ======              =======            ======

See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)

                                                                  Three months ended March 31, 1996
                                                    -----------------------------------------------------------------
                                                     TCI Group     VII Cable      Pro forma        Satellite         TCI
                                                    Historical   Historical(1)  Adjustments(1)  Distribution(2)   Pro forma
                                                    ----------   -------------  --------------  ---------------   ---------
                                                                          amounts in millions
Revenue                                             $ 1,538         116              --              (100)         1,554

Operating, cost of sales, selling, general and
 administrative expenses and
 compensation relating to stock
 appreciation rights                                 (1,032)        (76)             --               103         (1,005)

Depreciation and amortization                          (352)        (22)            (9) (9)            26           (357)
                                                    -------      ------         -------              ----         ------

   Operating income                                     154          18             (9)                29            192

Interest expense                                       (255)        (12)           (19) (13)           --           (286)

Interest and dividend income                              8          --             --                 --              8

Share of losses of affiliates, net                      (70)         --             --                 --            (70)

Gains                                                     8          --             --                 --              8

Other income, net                                         9           2             (7) (14)           --              4
                                                    -------        ----           -----              ----         ------
   Earnings (loss) before income
    taxes                                              (146)          8            (35)                29           (144)

Income tax benefit (expense)                             45          (5)             8  (15)          (12)            36
                                                    -------        ----           -----              ----         ------
    Net earnings (loss)                                (101)          3            (27)                17           (108)

Dividend requirement on redeemable
 preferred stocks                                        (9)         --             --                 --             (9)
                                                    -------        ----           -----              ----         ------

  Net earnings (loss) attributable to
   common shareholders                              $  (110)          3            (27)                17           (117)
                                                    =======        ====           =====              ====         ======

Loss attributable to common
   stockholders per common share                    $  (.17)                                                        (.18) (16)
                                                    =======                                                       ======

See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)

                                                                          Year ended December 31, 1995
                                          ------------------------------------------------------------------------------------------
                                           TCI Group     VII Cable      Cablevision        Pro forma         Satellite        TCI
                                          Historical   Historical (1)  Historical (3)  adjustments(1)(3)  Distribution(2)  Pro forma
                                          -----------  --------------  --------------  -----------------  ---------------  ---------
                                                                              amount in millions
Revenue                                      $ 5,384       442              52              (2) (5)          (207)        5,669

Operating, selling, general and
   administrative expenses and
   compensation relating to stock
   appreciation rights                        (3,457)     (279)            (34)             --                232        (3,538)

Depreciation and amortization                 (1,274)      (82)             (2)            (44) (9)            59        (1,343)
                                             -------   -------         -------           -----             ------        ------
    Operating income                             653        81              16             (46)                84           788

Interest expense                                (993)      (48)             --              (3) (10)           --        (1,137)
                                                                                            (4) (11)
                                                                                            (5) (12)
                                                                                           (84) (13)
Interest and dividend income                      43        --              --              --                 --            43

Share of losses of affiliates, net              (178)       --              --              --                  9          (169)

Gains                                            339        --              --              --                 --           339

Other income (expense), net                      (45)       34              --             (27) (5)            --           (64)
                                                                                           (26) (14)
                                             -------   -------         -------           -----             ------         -----
    Earnings (loss) before income
       taxes                                    (181)       67              16            (195)                93          (200)
Income tax benefit (expense)                      66       (33)             (5)             52  (15)(5)       (37)           43
                                             -------   -------         -------           -----             ------         -----
    Earnings (loss) before losses of Liberty
       Media Group                              (115)       34              11            (143)                56          (157)

Losses of Liberty Media Group                    (29)       --              --              --                 --           (29)
                                             -------   -------         -------           -----             ------        ------
       Net earnings (loss)                      (144)       34              11            (143)                56          (186)

Dividend requirement on redeemable
   preferred stocks                              (34)       --              --              --                 --           (34)
                                             -------   -------         -------           -----             ------        ------
      Net earnings (loss) attributable
       to common shareholders                $  (178)       34              11            (143)                56          (220)
                                             =======   =======         =======           =====             ======        ======
Loss attributable to common
   stockholders per common share             $  (.16)                                                                      (.18)(17)
                                             =======                                                                      =====

See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"

          Notes to Condensed Pro Forma Combined Financial Statements

                                 March 31, 1996
                                  (unaudited)


(1) In July, 1995, TCIC and TCI entered into certain agreements with Viacom and certain subsidiaries of Viacom pursuant to which TCIC would acquire all of the then outstanding shares of common stock of VII Cable which, at the time of such acquisition will own Viacom's cable systems and related assets.

     The transaction has been structured as a tax-free reorganization in which VII Cable will initially transfer all of its non-cable assets, as well as all of its liabilities other than current liabilities, to New Viacom Sub. VII Cable will also transfer to New Viacom Sub the Loan Proceeds of the Loan Facility to be arranged by TCIC, TCI and VII Cable. Following these transfers, VII Cable will retain cable assets with an estimated value at closing of approximately $2.3 billion and the obligation to repay the Loan Proceeds borrowed under the Loan Facility. Repayment of the Loan Proceeds will be non-recourse to Viacom and New Viacom Sub.

     Viacom will offer to the holders of shares of Viacom Common Stock the opportunity to exchange a portion of their shares of Viacom Common Stock for shares of VII Cable Class A Stock. The Exchange Offer will be subject to a number of conditions, including the Minimum Condition that sufficient tenders are made of Viacom Common Stock that permit the number of shares of VII Cable Class A Stock issued pursuant to the Exchange Offer to equal the total number of shares of VII Cable Class A Stock issuable in the Exchange Offer.

     Immediately following the completion of the Exchange Offer, TCIC will acquire from VII Cable shares of VII Cable Class B Common Stock in exchange for $350 million (which will be used to reduce VII Cable's obligations under the Loan Facility). At the time of such acquisition, the VII Cable Class A Stock received by Viacom stockholders pursuant to the Exchange Offer will automatically convert into the Exchangeable Preferred Stock of VII Cable with a stated value of $100 per share. The terms of the Exchangeable Preferred Stock, including its dividend, redemption and exchange features, will be designed to cause the Exchangeable Preferred Stock, in the opinion of two investment banks, to initially trade at the Stated Value. If insufficient tenders are made by Viacom stockholders in the Exchange Offer to permit the Minimum Condition to be satisfied, Viacom will extend the Exchange Offer for up to 15 business days and, during such extension, TCI and Viacom are to negotiate in good faith to determine mutually acceptable terms and conditions for the Exchangeable Preferred Stock and the Exchange Offer that each believes in good faith will cause the Minimum Condition to be fulfilled and that would cause the Exchangeable Preferred Stock to trade at a price equal to the Stated Value immediately following the expiration of the Exchange Offer. In the event the Minimum Condition is not thereafter met, TCI and Viacom will each have the right to terminate the transaction. In addition, either party may terminate the transaction if the Exchange Offer has not commenced by June 24, 1996 or expired by July 24, 1996.

                                                                     (continued)

                                  "TCI GROUP"

          Notes to Condensed Pro Forma Combined Financial Statements Exchange

     The cost to acquire VII Cable following the consummation of the Exchange Offer has been assumed to be approximately $2.3 billion, consisting of the Loan Proceeds and the $619 million estimated aggregate par value of the VII Cable Exchangeable Preferred Stock. Any change in the estimated aggregate par value of the VII Cable Exchangeable Preferred Stock will result in corresponding changes in the pro forma amounts of franchise costs, the related amortization thereof, the aggregate par value of the VII Cable Exchangeable Preferred Stock and the related dividends thereon. An increase in the estimated aggregate par value of the VII Cable Exchangeable Preferred Stock of $10 million will result in an increase in amortization expense of $250,000 and an increase in annual dividend requirements by VII Cable of $425,000 based upon an estimated useful life of 40 years and an annual dividend rate of 4.25%. The accompanying unaudited pro forma condensed combined statements of operations do not reflect potential cost savings attributable to (i) economics of scale which may be realized in connection with purchases of programming and equipment or (ii) consolidation of certain operating and administrative functions including the elimination of duplicative facilities and personnel.

(2) On June 19, 1996, TCI announced the Distribution by TCI to the holders of shares of the TCI Group Common Stock of all of the issued and outstanding common stock of Satellite. At the time of the Distribution, Satellite will be a Delaware corporation and a direct wholly owned subsidiary of TCI. The Distribution will be effected as a tax-free dividend to, and will not involve the payment of any consideration by, the holders of TCI Group Common Stock. Prior to the Distribution, TCI will cause to be transferred to Satellite, or one or more of Satellite's subsidiaries, certain assets and businesses (and the related liabilities) of the TCI Group constituting all of TCI's interests in the business of distributing multichannel programming services in the United States direct to the home via medium power or high power broadcast satellite, including the rental and sale of customer premises equipment relating thereto.

     In connection with the Distribution, it is anticipated that the intercompany balance owed by Satellite to TCIC will be converted into a note payable to TCIC the terms of which have not yet been determined. The accompanying pro forma financial statements reflect the assumed conversion of such intercompany balance as well as the elimination of the estimated assets, liabilities, revenue and expenses of Satellite. The intercompany balance is based upon historical amounts. However, it is expected that TCIC will continue to make capital expenditures on behalf of Satellite and, as such, the intercompany balance can be expected to increase through the date of the Distribution. The Satellite financial information is subject to adjustment upon the finalization of the historical financial statements of Satellite.


(3) On April 25, 1995, TCI Group consummated the Cablevision Acquisition for an aggregate purchase price of $286 million. The purchase price was paid with cash consideration of approximately $199 million (including a previously paid deposit of $20 million) and TCI Group's issuance of the Cablevision Notes. TCI Group has an option during the two year period ended April 25, 1997 to increase its ownership interest in Cablevision to 80% at a cost per subscriber similar to the initial purchase price. The exercise of such option has not been reflected in the accompanying condensed pro forma combined financial statements.

     All amounts presented with respect to Cablevision are stated in U.S. dollars. During the periods covered by the accompanying condensed pro forma financial statements, an exchange rate of one U.S. dollar to one Argentine peso was maintained by the Argentine government.

(4) Reflects the borrowing of the Loan Proceeds ($1.7 billion) under the Loan Facility. Scheduled maturities of the Loan through December 31, 2000 are assumed to be $300 million (1996), none (1997), $30 million (1998), $110 million (1999) and $135 million (2000).

(5) Reflects the conveyance to New Viacom Sub of the Loan Proceeds, existing bank debt of $57 million and certain other nonmaterial assets, liabilities and related results of operations of VII Cable, including for the year ended December 31, 1995, a pre-tax gain of $27 million from the sale of marketable securities and a provision for income taxes of $11 million.


                                                                     (continued)

                                  "TCI GROUP"

          Notes to Condensed Pro Forma Combined Financial Statements

(6) The cost to acquire VII Cable following the consummation of the Exchange Offer will be allocated to the assets and liabilities acquired according to their respective fair values, with any excess being treated as franchise costs. The valuations and other studies which will provide the basis for the allocation of the cost to acquire VII Cable following consummation of the Exchange Offer have not yet been performed. Because the valuations and other studies will not be performed until after the Exchange Offer occurs, the purchase accounting adjustments made in connection with the development of the unaudited condensed pro forma combined financial statements are preliminary. The entire purchase price in excess of the book value of VII Cable's assets and liabilities has been attributed to franchise costs. The approximately $1.4 billion pro forma excess of unallocated acquisition costs as of March 31, 1996 is being amortized over 40 years at a rate of $35 million per year. To the extent that the excess purchase price over book value is allocated to property and equipment or other assets, including identifiable intangibles with lives of less than 40 years, depreciation and amortization will increase and, on an after-tax basis, net loss will increase. Although TCI Group cannot estimate the potential increase in depreciation nor amortization, it may be significant. TCI Group estimates the average useful life of property and equipment to be approximately 12.5 years. In addition, TCI Group does not believe that there are substantial intangible assets which will require amortization over periods less that 12.5 years. As a result, TCI Group does not believe that any allocation of purchase price to other assets should be expected to result in an amortization period less than 12.5 years. VII Cable has estimated, that for every $100 million allocated to property and equipment or to other assets including identifiable intangibles, and assuming an average life of 12.5 years, depreciation and amortization would increase by $5.5 million per year over such 12.5 year period.

(7) Reflects the estimated aggregate par value of the VII Cable Exchangeable Preferred Stock.

(8)  Represents the elimination of VII Cable's historical equity.

(9) Represents depreciation and amortization of VII Cable's and Cablevision's allocated excess purchase prices based upon weighted average lives of 12-1/2 years for property and equipment for Cablevision and 40 years for franchise costs for VII Cable and 20 years for franchise costs for Cablevision.

(10) Represents assumed interest expense on the $87 million principal amount of the Cablevision Notes, calculated at an assumed interest rate of 10.0% per annum.

(11) Represents additional interest expense on assumed indebtedness of Cablevision. Such additional interest expense was not reflected in the historical financial statements of Cablevision as the related borrowings were not utilized to support the assets acquired by TCI Group. The pro forma adjustment assumes that Cablevision's April 25, 1995 borrowings ($77 million including capital lease obligations) were outstanding since January 1, 1995 and that such borrowings bore interest at 14.5% per annum.

(12) Represents assumed interest expense incurred by TCI Group on the borrowings of $179 million to pay the remaining cash portion of the Cablevision purchase price. Such interest expense was calculated at TCI Group's weighted average interest rate of 8.1% for the year ended December 31, 1995.

                                                                     (continued)

                                  "TCI GROUP"

          Notes to Condensed Pro Forma Combined Financial Statements

(13) Represents assumed additional interest expense (after taking into consideration interest expense reflected in the historical VII Cable operations) incurred by TCI Group on the borrowings of the Loan Proceeds. Solely for the purposes of this presentation, TCI Group has assumed an interest rate of 7.41% and 7.78% for the three months ended March 31, 1996 and for the year ended December 31, 1995, respectively, based upon historical interest rates adjusted for anticipated terms of the Loan Facility.

(14) Reflects an assumed 4.25% cumulative annual dividend on the $619 million of VII Cable Exchangeable Preferred Stock included in minority share of losses of consolidated subsidiaries. Solely for the purposes of this presentation the shares of the VII Cable Exchangeable Preferred Stock are assumed to pay dividends at a rate of 4.25% per annum. The assumed dividend rate was derived from the actual rate for a market comparable preferred security recently issued by TCIC. A change in the assumed dividend rate of 1/8% will result in a change in preferred stock dividend requirements and pro forma net loss of $774,000.

(15) Reflects the estimated income tax effect of the pro forma adjustments. The effective income tax rate on a pro forma basis is adversely affected by the amortization of excess acquisition costs, which are assumed not to be deductible for tax purposes.

(16) Reflects loss per common share based upon 659.3 million weighted average shares. Such amount represents TCI Group's weighted average shares, as disclosed in its March 31, 1996 historical financial statements.

(17) Reflects loss per common share based upon 656.4 million weighted average shares from August 11, 1995 through December 31, 1995. Such amount represents TCI Group's weighted average shares, as disclosed in its December 31, 1995 historical financial statements.

                                 EXHIBIT INDEX
                                 -------------


Listed below are the exhibits which are filed as a part of this Report (according to the number assigned to them in Item 601 of Regulation S-K):

     (2) Parents Agreement, dated as of July 24, 1995, among Viacom, Inc., Tele-Communications, Inc. and TCI Communications, Inc.
          Subscription Agreement, dated as of July 24, 1995, among Viacom
            International, Inc., Tele-Communications, Inc. and TCI Communications, Inc.
          Implementation Agreement, dated as of July 24, 1995, between Viacom
            International, Inc. and Viacom International Services, Inc.
               Incorporated herein by reference to the Registrants' Current
                  Report on Form 8-K dated July 26, 1995

     (23) Consent of Price Waterhouse LLP